Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors
 PAR Technology Corporation:
We consent to the incorporation by reference in this registration statement on Form S-8 of PAR Technology Corporation of our report dated April 4, 2012, with respect to the consolidated balance sheet of PAR Technology Corporation as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the year then ended.

/s/ KPMG LLP
Syracuse, New York
 March 13, 2013